Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

Essential Utilities, Inc.

Insider Trading Policy

Overview of Policy

Essential Utilities, Inc. has adopted the following insider trading policy (this “Policy”) in order to comply with federal and state securities laws governing (a) trading in the Company’s securities while in the possession of “material nonpublic information” concerning the Company, and (b) prohibitions on tipping or disclosing material nonpublic information to outsiders, in order to prevent even the appearance of improper insider trading or tipping.  Essential Utilities, Inc. and its subsidiaries are collectively referred to herein as the “Company.”

Scope of Policy

A.

This Policy applies to all directors, and officers of the Company, their family members and members of their households, and entities (such as trusts, partnerships, corporations and investment clubs) over which such directors, officers and employees of the Company have or share voting or investment control (singularly referred to as an “Insider” and collectively referred to as “Insiders”).

B.

This Policy also applies to any third parties whom the Compliance Officer, as defined below, may designate as individuals with access to material nonpublic information concerning the Company (the “Designated Outsiders”).

C.

This Policy applies to any and all transactions in the Company’s securities, including its common stock and options or other equity awards to purchase or acquire its common stock, and any other type of securities that the Company may issue from time to time, such as preferred stock, promissory notes, convertible debentures and warrants, exchange-traded options and other derivative securities, and rights, whether or not issued by the Company.  For the avoidance of doubt, transactions involving the sale of Company’s equity that may be necessary for personal reasons (such as the need to raise money for an emergency) are subject to this Policy.

D.

This Policy has been provided to each Insider and to all new Insiders and Designated Outsiders at the start of their respective employment or relationship with the Company.  This Policy continues to apply even after the employment or other relationship between the Company and an Insider or Designated Outsider has terminated. A current or former Insider or Designated Outsider may not effect, recommend or influence a transaction in the Company’s securities until any material nonpublic information obtained during such person’s employment or other relationship with the Company either has become public or is no longer material.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

E.If a person violates the insider trading laws, he or she may have to pay civil fines for up to three times the profit gained or loss avoided by the unlawful trading, as well as criminal fines of up to $5,000,000.  He or she also may have to serve a jail sentence of up to 20 years.  In addition, the Company could be subject to a civil fine of up to the greater of $1,000,000 and three times the profit gained or loss avoided as a result of any unlawful trading violations by an Insider.  The Company could face criminal penalties of up to $25,000,000.  Both the SEC and the Financial Industry Regulatory Authority (“FINRA”) are very effective at detecting and pursuing insider trading cases.  The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.  Therefore, it is important that each Insider and Designated Outsider understand the breadth of activities that constitute illegal insider trading.

Designation of Certain Persons

A.

Section 16 Individuals. The Company has identified on Attachment A hereto the directors and officers of the Company who are subject to the reporting and liability provisions of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (collectively, “Section 16 Individuals”).  Section 16 Individuals must obtain prior approval (“pre-clearance”) of all trades in the Company’s securities from the Compliance Officer.  The Compliance Officer may amend Attachment A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.

E.

Other Persons. The Company has designated those persons listed on Attachment B hereto as “Other Persons” who, because of their position with the Company and their access to material nonpublic information, must obtain pre-clearance of all trades in the Company’s securities from the Compliance Officer.  The Compliance Officer may amend Attachment B from time to time as necessary to reflect the addition, resignation or departure of Other Persons.

Compliance Officer

The Company has designated Christopher P. Luning, the General Counsel of Essential Utilities, Inc., as its Compliance Officer for purposes of this Policy (the “Compliance Officer”).  The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.  The duties of the Compliance Officer will include, but not be limited to, the following:

(1)	Administering this Policy and monitoring and enforcing compliance with all provisions and procedures of this Policy.
(2)	Responding to all inquiries relating to this Policy and its procedures.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

(3)

Designating and announcing special trading Black-Out Periods during which no Insiders may trade in the Company’s securities, and determining whether such Black-Out Periods apply to Designated Outsiders.

(4)

Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees of the Company, and such other persons whom the Compliance Officer determines have access to material nonpublic information concerning the Company.

(5)

Administering the Company’s compliance with all federal and state insider trading laws and regulations, including, without limitation, Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended; and overseeing the preparation and filing of all reports required by the Securities and Exchange Commission (the “SEC”) relating to trading in the Company’s securities by Section 16 Individuals.

(6)	Periodically reminding all Section 16 Individuals regarding their obligations to report trades in the Company’s securities.
(7)	Reminding, on a quarterly basis, all Insiders and Designated Outsiders of the dates that Trading Windows begin and end.
(8)	Revising this Policy as necessary to reflect changes in applicable federal and state insider trading laws and regulations.
(9)

Maintaining, with the Company’s records, originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating trading by Section 16 Individuals.

(10)

Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, officer’s and director’s questionnaires, and reports received from the Company’s transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information.

(11)

Maintaining the accuracy of the list of Section 16 Individuals and Other Persons, and updating them periodically as necessary to reflect additions to or deletions from each such category of individuals.

(12)	Working with outside counsel in furtherance of the foregoing.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

General Policies

A.

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading.  The Company will cooperate fully with the SEC and other regulatory authorities in investigating possible violations of this Policy.

F.

In addition to any legal ramifications under applicable state and federal securities laws, Insiders who violate this Policy shall be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment or other relationship with the Company.

G.

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, clients and suppliers (“business partners”), when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company.  Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners.  All officers, directors, employees, consultants and contractors should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Specific Policies

A.	Trading on Material Nonpublic Information.
(1)

No Insider shall engage in any transaction involving a purchase, sale or gift of the Company’s securities, including any offer to purchase, offer to sell or offer to gift, during any period commencing with the date that he or she possesses material nonpublic information concerning the Company, and ending at the close of trading on the second full Trading Day following the date of widespread public dissemination of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which any securities exchange on which any of the Company’s securities are traded is open for trading, commencing at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) under the Exchange Act and acknowledged and confirmed in writing by the Company (an “authorized trading plan”).

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

(2)

Pursuant to federal and state securities laws, Insiders and Designated Outsiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company.

H.	Tipping.
(1)

No Insider shall disclose or “tip” material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.

(2)

Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities, even if the disclosing Insider did not profit financially from the trading. The SEC, the major securities exchanges and FINRA use sophisticated electronic surveillance techniques to uncover insider trading and tipping.

I.

Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.  No Insider shall disclose nonpublic information to any other person (including other employees of the Company) other than those who need to know such information to carry out the Company’s business.  In the event any officer, director or employee of the Company, or any Designated Outsider receives any inquiry from outside the Company, such as from a stock analyst, for information (particularly financial results and/or projections) that may be material nonpublic information, the inquiry should be referred to the Compliance Officer, who will coordinate and oversee the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

Trading Guidelines and Requirements

A.

Black-Out Period.  The period beginning at the close of trading (or 11:59 p.m., if such day is not a Trading Day) on the 15th day of the third calendar month of each fiscal quarter and ending at the close of trading on the second Trading Day following the date of public disclosure of the Company’s financial results for that quarter (the “Financial Black-Out Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws.  This sensitivity is due to the fact that officers, directors and certain employees of the Company will, during the Financial Black-Out Period, often possess material nonpublic information about the expected financial results for the quarter during that period.  All Section 16 Individuals and all Other Persons are prohibited from trading in the Company’s securities during a Financial Black-Out Period.  In addition, there may be other time periods when material nonpublic information regarding the Company may be pending. While such information is pending, the Company may impose a special “black-out” period during which the same prohibitions shall apply (a “Special Black-Out Period”, and together with Financial Black-Out Periods, the “Black-Out Periods”).  Persons restricted from trading during Special Black-Out Periods will be notified of the prohibition.  These restrictions on trading do not apply to transactions made under an authorized trading plan. The prohibition against trading during Black-Out Periods encompasses the fulfillment of “limit orders” by a broker, and the broker with whom any such limit order is placed must be so instructed at the time it is placed.  The restrictions on trading during Black-Out Periods continue to apply even after the employment or other relationship between the Company and an Insider, particularly Section 16 Individuals or Other Persons, has terminated, and such restrictions shall apply until the end of any Black-Out Period applicable at the final date of employment or other relationship.

J.	Trading Window.
(1)

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Section 16 Individuals and all Other Persons refrain from conducting transactions involving the purchase,  sale or gift of the Company’s securities other than during the period commencing at the open of market on the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of trading (or 11:59 p.m., if such day is not a Trading Day) on the 15th day of the third calendar month of the next fiscal quarter (the “Trading Window”).  This restriction on trading does not apply to transactions made under an authorized trading plan.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

(2)

From time to time within any Trading Window, the Company may also prohibit Section 16 Individuals and Other Persons, and potentially a larger group of employees, consultants and contractors, from trading the Company’s securities because of material developments known to the Company and not yet disclosed to the public.  In such event, such persons may not engage in any transaction involving the purchase, sale or gift of the Company’s securities during the applicable period and should not disclose to others the fact of such suspension of trading.  This restriction on trading does not apply to transactions made under an authorized trading plan.  The Company will re-open any such closed Trading Window at the beginning of the third Trading Day following the date of widespread public dissemination of the relevant information, or at such time as such information is no longer material.

(3)

It should be noted that, even during the Trading Window, no person possessing material nonpublic information concerning the Company, whether or not subject to the Black-Out Period and Trading Window provisions of this Policy, and whether or not the Company has recommended a suspension of trading to that person, should engage in any transactions in the Company’s securities until such information has been known publicly for at least two full Trading Days. This restriction on trading does not apply to transactions made under an authorized trading plan.  Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons subject to this Policy should use their individual good judgment in applying the guidelines set forth in this Policy whenever considering engaging in transactions in the Company’s securities.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

K.

Pre-Clearance of Trades. The Company has determined that all Section 16 Individuals and Other Persons must refrain from trading in the Company’s securities, even during the Trading Window and regardless of whether he or she has material nonpublic information, without first complying with the Company’s “pre-clearance” process and receiving the prior written consent of the Compliance Officer.  Prior to commencing any trade in the Company’s securities, each Section 16 Individual and Other Person must contact the Compliance Officer to request pre-clearance of such trade.  The Compliance Officer will consult as necessary or desirable with senior management of and/or outside counsel to the Company before clearing any such proposed trade.  A request for pre-clearance must be received at least two full business days before the date of the proposed transaction.  All trades in the Company’s securities by the Compliance Officer that are subject to the pre-clearance provisions of this paragraph must be pre-cleared by the Company’s Chief Financial Officer, pursuant to the same procedures applicable to other Insiders, as set forth in this paragraph.  Any Insider wishing to establish a proposed Rule 10b5-1 trading plan must obtain the Compliance Officer’s authorization of such plan before it is adopted.  Thereafter, all trades made by a broker under an authorized trading plan are not subject to these pre-clearance procedures, but each authorized trading plan must provide that the Compliance Officer or designee be notified  of any transactions made under such authorized trading plan.

L.

Individual Responsibility. Every Insider and Designated Outsider has the individual responsibility to comply with this Policy. An Insider or Designated Outsider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to execute the transaction before learning of the material nonpublic information and even though the Insider or Designated Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Definition of Material Nonpublic Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company.  In simple terms, material information concerning the Company is any type of information which could reasonably be expected to affect the market price of the Company’s securities.  While it is not possible to identify all types of information that would be deemed “material,” and the following list is therefore not exclusive, the following types of information ordinarily would be considered material:

•	Financial performance, especially quarterly and year-end earnings, significant changes in financial performance or liquidity, or a proposed bankruptcy filing
•	Company projections and strategic plans
•	Material potential mergers and acquisitions, the sale of Company assets, divisions or subsidiaries, or a proposed joint venture or exchange offer

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

•	New major contracts, projects, customers, or finance sources, or the loss thereof
•	Significant changes or developments in products, research, technologies, services or lines of business
•	Significant pricing changes
•

Stock splits, stock buy-backs, public or private securities/debt offerings, additional borrowings or credit facilities or other financing transactions, or changes in the Company’s dividend policies or amounts

•	Significant changes in senior management
•	Significant labor disputes or negotiations
•	Actual or threatened major litigation or the resolution of such litigation
•	Changes in auditors or auditor notification that its audit report may not be relied upon

Both positive and negative information can be material.  Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided when in doubt.

Material information is “nonpublic” until the point at which it has been widely disseminated to the public through major newswire services, national news services or financial news services, or through an SEC filing, and sufficient time thereafter has passed for the public to fully absorb such information. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic”, after the close of trading on the second full Trading Day following the Company’s widespread public release of the information.

Any Insider or Designated Outsider who is unsure whether the information that he or she possesses is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

Unauthorized Disclosure; Prohibition on Commenting on the Company on Electronic Bulletin Boards, Internet Chat Rooms, Websites or Social Media

While the Company encourages its shareholders and potential investors to obtain information about the Company, the Company believes that that information should come from its publicly filed SEC reports, press releases and external website or from designated Company spokespersons, or from other public disclosures made by the Company, rather than from speculation or unauthorized disclosures by directors, officers or employees of the Company.  For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects.  This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures.  Formal announcements are generally reviewed by management and legal counsel before they are made public.  Any communications that do not go through this review process create an increased risk of liability to the Company, as well as to the individuals responsible for the communications.

In addition, communications about companies and their business prospects through the use of social media (such as X (formerly known as Twitter), Facebook, Instagram),  electronic bulletin boards, chat rooms and other electronic discussions on the Internet are communications about the Company, and use of such forums to express views or impart information about the Company and its business can significantly harm the Company and expose the disclosing person to liability, including insider trading liability.  Inappropriate communications disseminated through these methods may pose an inherently greater risk than more traditional forms of communication due to the size of the audience they reach.  These forums have the potential to move a stock price significantly and very rapidly—yet the information disseminated often is unreliable, and in some cases may be deliberately false.  The SEC has investigated and prosecuted a number of fraudulent schemes involving the use of social media, electronic bulletin boards and chat rooms.  An Insider may encounter information about the Company that he or she believes is inaccurate or harmful to the Company, or other information that he or she believes is true or beneficial to the Company.  Although the Insider may be tempted to deny or confirm such information, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to the Insider and to the Company.

The Company is committed to preventing inadvertent disclosures of material nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding even the appearance of impropriety by persons associated with the Company.  Accordingly, this Policy prohibits each Insider from making any comments or postings about the Company or its business on any social media sites, Internet bulletin boards, chat rooms or websites, or responding to such comments or postings about the Company or its business made by others.  This restriction applies whether or not the Insider identifies himself or herself as associated with the Company.

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

Hedging Transactions Prohibited

A short sale is a sale of securities not owned by the seller or, if owned, not delivered.  Because of the potentially speculative nature of such transactions, this Policy prohibits all Insiders from engaging in any of the following transactions at any time (even if the individual involved is not in the possession of material, non-public information):

•	Short sales of the Company’s securities, including without limitation “sales against the box” (sales with delayed delivery); and

•

Buying or selling puts, calls or other derivative securities relating to the Company’s securities.  A put is an option or right to sell a specific stock at a specific price prior to a set date, and a call is an option or right to buy a specific stock at a specific price prior to a set date.  Call options are purchased when a person believes that the price of a stock will rise, whereas put options are purchased when a person believes that the price of a stock will fall.  Other derivative securities may take various forms, but to the extent they derive a substantial portion of their value from the price of the Company’s securities, trading in them is prohibited.

Restrictions on Pledging of Company Stock

All Section 16 Individuals are prohibited from pledging the Company’s securities as collateral for a loan.

Additional Considerations

For purposes of this Policy, the Company considers the exercise of stock options for cash under the Company’s equity incentive plans (but not the sale of any shares issued upon such exercise and not a cashless exercise that is accomplished by a sale of a portion of the shares issued upon exercise), disposition to the Company of shares underlying stock awards in satisfaction of tax obligations and establishing payroll withholding to purchase securities under a Company-sponsored 401(k) plan or employee stock purchase plan to be exempt from this Policy, because there is no market-based transaction in these contexts.

With respect to gift transactions, the Company encourages all Insiders, and requires all Section 16 Individuals and Other Persons, to consult with the Compliance Officer with respect to the “bona fide” nature of proposed gift transactions, and to seek pre-clearance with respect to such transactions.

Section 16 Individuals must also comply with the reporting obligations and limitations on “short-swing” transactions set forth in Section 16 under the Securities Exchange Act.  The practical effect of these provisions is that such persons who purchase and sell (or sell and purchase) the Company’s securities within a six-month period must disgorge all profits derived therefrom to the Company whether or not they then had knowledge of any material nonpublic information concerning the Company.  Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s equity incentive plans,

Exhibit 19.1 to 2024 Form 10-K

Updated August 2024

nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any shares of common stock received upon any such exercise would be a sale under Section 16.  Because of the strict liability provisions of Section 16, we recommend that each Section 16 Individual discuss any proposed transaction with the Compliance Officer.

Company Assistance

Strict compliance with this Policy is of the utmost importance for each Insider, Designated Outsider and for the Company.  If any Insider or Designated Outsider has any questions about this Policy or its application to any proposed transaction, he or she may obtain additional guidance from the Compliance Officer.  It is not prudent for any person to try to resolve uncertainties on his or her own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences if violated.

Annual Compliance

Certain Insiders and Designated Outsiders including, without limitation, Section 16 Individuals and Other Persons listed on the Attachments to this Policy, are required to certify compliance with this Policy on an annual basis.

This Policy is effective March 22, 2015, as amended May 15, 2017, October 1, 2018,  May  5, 2020, August 4, 2022, December 16, 2022, January, 2024, and August 9, 2024.